UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2004

MONEYFLOW SYSTEMS INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Nevada                      333-74928                52-2325923

(State or other jurisdiction          (Commission       (IRS Employer

of incorporation)                File Number)           Identification No.)

Suite N, 7003 – 5th Street SE, Calgary, Alberta T2H 2G2

(Address of principal executive offices) (Zip Code)

(403) 319-0236

(Registrant's telephone number)

ITEM 5.     OTHER EVENTS

On May 27, 2004, the board of directors of MoneyFlow Systems International Inc. (the "Company") unanimously agreed that it was in the best interests of the Company's shareholders to pursue new business opportunities.  The board of directors further agreed that the Company did not have sufficient capital or a share capital structure that would facilitate prospective business opportunities. Therefore, the board of directors agreed to consolidate the Company's share capital as a first step in making the Company more attractive to potential businesses.

The board of directors then agreed to consolidate the Company's capital structure on a ten (10) to one (1) basis reducing the Company issued and outstanding shares as of July 19, 2004 from eighteen million thirty seven thousand (18,037,000) to One million eight hundred and three thousand and seven hundred (1,803,700).  The effect of the capital structure consolidation was to reduce the fifty million (50,000,000) shares of authorized capital to five million (5,000,000) in authorized capital.

The board of directors, in reliance on shareholder action, then amended the Company's articles of incorporation to reflect an increase in the authorized share capital from five million (5,000,000) common shares to one hundred million (100,000,000) common shares and ten million (10,000,000) preferred shares.

The consolidation of the Company's capital stock and the increase in the authorized common stock was effected on July 19, 2004. The Company's new symbol on the OTC Bulletin Board is MFLW.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on July 30, 2004.

Moneyflow Systems International Inc.,

a Nevada corporation

By: /s/ Harold F. Schultz

--------------------------------

Harold F. Schultz, President and CEO